                                                                                                    EXHIBIT 99.1

For Immediate Release

Contact:                 Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Second Quarter and First Half of Fiscal 2012

Greenwich, Connecticut, June 5, 2012 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its second quarter and six months financial results for the period ended April 30, 2012.

Diluted Funds from Operations (FFO) for the quarter ended April 30, 2012 was $7,915,000 or $0.28 per Class A Common share and $0.25 per Common share, compared to $7,600,000 or $0.27 per Class A Common share and $0.25 per Common share in last year’s second quarter.  For the first six months of fiscal 2012, diluted FFO amounted to $16,146,000 or $0.57 per Class A Common share and $0.52 per Common share compared to $18,411,000 or $0.66 per Class A Common share and $0.60 per Common share in the corresponding period of fiscal 2011.

Net income applicable to Class A Common and Common stockholders was $3,400,000 or $0.12 per diluted Class A Common share and $0.11 per diluted Common share in the second quarter of fiscal 2012 compared to $3,639,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share in the same quarter last year.  Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2012 was $7,164,000 or $0.25 per diluted Class A Common share and $0.23 per diluted Common share compared to $10,515,000 or $0.38 per diluted Class A Common share and $0.34 per diluted Common share for the same period last year.

FFO and net income applicable to Class A Common and Common stockholders for the six months ended April 30, 2011 included lease termination income in the amount of $2.99 million relating to a lease termination settlement with a grocery store tenant that vacated its space in the Company’s Meriden, CT property prior to expiration of its lease.  The Company re-leased the space to another grocery store tenant that began paying rent related to the new lease in August of fiscal 2011.  In addition, net income and FFO for the six month periods ended April 30, 2012 and 2011 were reduced by acquisition costs of $310,000 and $53,000, respectively, for property acquisitions in those periods.  Prior to fiscal 2010 these costs were not expensed under generally accepted accounting principles.

Base rental revenue and net operating income (exclusive of the $2.99 million lease termination income in fiscal 2011) from properties owned in the three and six month periods ended April 30, 2012, when compared to the same periods of fiscal 2011, were relatively unchanged.  For the six months ended April 30, 2012 rental revenues and net operating income from properties acquired in the second half of fiscal 2011 and first half of fiscal 2012 increased by $1,734,000 and $1,196,000, respectively when compared with the corresponding periods a year earlier. At April 30, 2012, the percentage of the gross leasable area of the Company’s core properties that was leased amounted to 91.0%, a decrease of 0.5% from the end of fiscal 2011 and equal to last quarter.  The Company has three equity investments in unconsolidated joint ventures (447,000 square feet); at April 30, 2012, those properties were 97.1% leased.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “It was a pretty quiet quarter for UBP. Leasing the vacant space in our portfolio remains our most important focus.  We are encouraged by meetings with potential retailers at the just concluded convention in Las Vegas of the International Council of Shopping Centers (“ICSC”) and hope these meetings will lead to the leasing of some of the current vacancies in our portfolio.  We currently have 370,800 square feet of vacant leasable space in our properties, but we have letters of intent or leases in negotiation for over 30,000 square feet, and have interest from additional retailers on many of our other vacancies.  If these leasing transactions are completed, it could lead to improved operating results in the latter part of 2012 and beyond.  So far in 2012, we have been successful in identifying and closing two property acquisitions in our core marketplace. The first was the Eastchester Plaza Shopping Center in the Town of Eastchester, Westchester County, NY.  This property contains 24,000 square feet of leasable space and is anchored by a CVS Pharmacy. Eastchester NY. is one of the more affluent areas in Westchester County with a dense population, strong demographics and high barriers to further development.    The second property was acquired through a “DownREIT” transaction by purchasing an approximate 2% interest in a newly formed limited liability company (“LLC”) that will own and operate the Orangetown Shopping Center (“Orangetown”) in Orangeburg, NY.  UBP is the sole managing member of the newly formed LLC.  The property was contributed to the LLC by the existing owners of Orangetown.   UBP will be the manager and leasing agent for the property and will receive all the available cash flow of the property over and above a fixed distribution that is required to be made to the property’s contributing member.  Orangetown is a 74,000 square foot shopping center anchored by a 12,400 square foot CVS.  The shopping center, which is 96% occupied, is leased to CVS and other regional tenants including Orange Farm Market, Allstate, Dunkin Donuts, Palisades Federal Savings Bank, Subway, Planet Wings and Twins India Palace.  These two property acquisitions were at reasonable prices and valuations and confirm the Company’s ability to continue to source and close accretive acquisitions in our core markets.

Our operating results, same store base rental revenue, and same store net operating income continue to be flat when compared with the corresponding period last year since the improvement realized by new leases entered into in fiscal 2011 and 2012 was largely offset by new vacancies during the same period.  Looking ahead, another major challenge the Company faces is increased competition for shopping centers in our marketplace.  This competition continues to push prices for those centers to very high levels.  However, we are confident that we will be able to identify and acquire additional shopping centers in our core marketplace using proven strategies at prices that will be accretive to our FFO.  We will also continue to focus on improving our existing portfolio to strengthen it for the long term.  At April 30, 2012, our core portfolio was 91% leased, up modestly from the end of fiscal 2011 but still below our historical norm of 96%. We view this as an opportunity to grow our earnings by leasing these vacancies.”

At their regular meeting, the Directors of the Company approved a quarterly dividend on shares of the company’s Class A Common Stock and Common Stock.  The quarterly dividend rates approved were $0.2475 for each share of Class A Common Stock and $0.225 for each share of Common Stock. The dividends are payable July 20, 2012 to stockholders of record on July 6, 2012.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 54 properties containing approximately 4.9 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 170 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividend to its shareholders for the last 18 consecutive years.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three and Six Months Ended 2012 results
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
Revenues
Base rents	$33,857	$32,114	$17,143	$15,971
Recoveries from tenants	10,130	10,764	4,828	5,684
Lease termination income	87	2,988	-	-
Other income	1,095	1,013	514	698
Total Revenues	45,169	46,879	22,485	22,353

Expenses
Property operating	7,155	7,663	3,436	4,427
Property taxes	7,454	7,225	3,702	3,580
Depreciation and amortization	8,383	7,593	4,171	3,806
General and administrative	3,808	3,731	1,861	1,830
Acquisition Costs	310	53	225	53
Directors' fees and expenses	140	152	69	67
Total Operating Expenses	27,250	26,417	13,464	13,763

Operating Income	17,919	20,462	9,021	8,590
Non-Operating Income (Expense):
Interest expense	(4,320)	(3,807)	(2,285)	(1,903)
Equity in net income from unconsolidated joint ventures	(166)	141	(192)	79
Interest, dividends and other investment income	449	419	224	224

Net Income	13,882	17,215	6,768	6,990

Noncontrolling interests:
Net income attributable to noncontrolling interests	(171)	(153)	(94)	(77)
Net income attributable to Urstadt Biddle Properties Inc.	13,711	17,062	6,674	6,913
Preferred stock dividends	(6,547)	(6,547)	(3,274)	(3,274)

Net Income Applicable to Common and Class A Common Stockholders	$7,164	$10,515	$3,400	$3,639

Diluted Earnings Per Share:
Common	$.23	$.34	$.11	$.12
Class A Common	$.25	$.38	$.12	$.13

Dividends Per Share:
Common	$.4500	$.4450	$.2250	$.2225
Class A Common	$.4950	$.4900	$.2475	$.2450

Weighted Average Number of Shares Outstanding
Common and Common Equivalent	8,113	7,881	8,237	7,964
Class A Common and Class A Common Equivalent	20,748	20,679	20,786	20,709

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2012 and 2011
 (in thousands, except per share data)

	Six Months Ended April 30,		Three Months Ended April 30,
	2012	2011	2012	2011
Net Income Applicable to Common and Class A Common Stockholders	$7,164	$10,515	$3,400	$3,639

Real property depreciation	6,509	6,061	3,282	3,047
Amortization of tenant improvements and allowances	1,595	1,241	748	623
Amortization of deferred leasing costs	251	271	128	125
Depreciation and amortization on unconsolidated joint ventures	627	323	357	166
Funds from Operations Applicable to Common and Class A Common Stockholders	$16,146	$18,411	$7,915	$7,600

Funds from Operations (Diluted) Per Share:
Common	$0.52	$0.60	$0.25	$0.25
Class A Common	$0.57	$0.66	$0.28	$0.27

Balance Sheet Highlights
(in thousands)
	April 30,	October 31,
	2012	2011
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$657,101	$631,167

Investments in and advances to unconsolidated joint ventures	$26,694	$26,384

Total Assets	$594,792	$576,264

Liabilities
Revolving credit lines	$21,900	$41,850

Mortgage notes payable and other loans	$152,139	$118,135

Total liabilities	$189,929	$175,019

Redeemable Preferred Stock	$96,203	$96,203

Redeemable Noncontrolling Interests	$11,608	$2,824

Total Stockholders’ Equity	$297,052	$302,218